Exhibit (k)(b)


                              FEE WAIVER AGREEMENT


     AGREEMENT made as of this 21st day of March 2005, between EV Classic Senior Floating-Rate Fund (the "Fund") and Eaton Vance Management ("Eaton Vance").

     WHEREAS,   the  Fund  has   entered   into  an   Administration   Agreement
("Administration Agreement") with Eaton Vance; and

     WHEREAS, the Administration Agreement provides that Eaton Vance shall be entitled to receive an asset-based fee payable at a rate equal to 0.25% of the average daily gross assets of the Fund ("Administration Fee"); and

     WHEREAS, Eaton Vance has previously offered to waive its Administration Fee, and the Fund has accepted such waiver; and

     WHEREAS, Eaton Vance and the Fund now wish to memorialize said fee waiver in writing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Fund and Eaton Vance hereby agree as follows:

     1. Eaton Vance will waive its Administration Fee in its entirety FOR SO LONG AS a Distribution Plan is in effect for each of the Fund and Eaton Vance Prime Rate Reserves (the "Funds"); and (ii) distribution fees equal to the amount of the advisory fees waived by Boston Management and Research with respect to Senior Debt Portfolio (0.45% of average daily gross assets) plus the amount of administration fees waived by Eaton Vance with respect to the Funds (for each Fund, 0.25% average daily gross assets) are paid under such Distribution Plans.

     2. This Agreement may not be terminated or amended unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund.

     3. This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

                                        EV Classic Senior Floating-Rate Fund

                                        By:  /s/ Scott H. Page
                                             --------------------------------
                                             Scott H. Page
                                             President


                                        Eaton Vance Management

                                        By:  /s/ Alan R. Dynner
                                             --------------------------------
                                             Alan R. Dynner
                                             Vice President